Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2022, relating to the consolidated financial statements of Panbela Therapeutics, Inc. and Subsidiary (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 2021 and 2020.

/s/ Cherry Bekaert LLP

Tampa, Florida

June 22, 2022